                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER



                           DATED AS OF APRIL 25, 1996



                                     AMONG


                            TRUVISION WIRELESS, INC.
                            (A DELAWARE CORPORATION)


                                      AND


                          WIRELESS ONE MERGERSUB, INC.
                            (A DELAWARE CORPORATION)


                                      AND

                               WIRELESS ONE, INC.
                            (A DELAWARE CORPORATION)

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), is made and entered into as of the 25th day of April, 1996, by and among TRUVISION WIRELESS, INC., a Delaware corporation ("TWI"), WIRELESS ONE MERGERSUB, INC., a Delaware corporation ("MergerSub") and WIRELESS ONE, INC., a Delaware corporation ("WOI").


                              W I T N E S S E T H:

     WHEREAS, the respective Boards of Directors of TWI, MergerSub and WOI have approved the merger of MergerSub with and into TWI pursuant and subject to the terms and conditions of this Agreement (the "Merger"), whereby each issued and outstanding share of common stock, par value $0.01 per share, of TWI at the Effective Time ("TWI Common Share") will be converted into the right to receive the Per-Share Portion of the Conversion Amount for such TWI Common Share; and

     WHEREAS, TWI, MergerSub and WOI contemplate that the Merger will be classified as a tax-free reorganization pursuant to Section 368(a)(i)(B) of the Code; and

     WHEREAS, TWI, MergerSub and WOI desire to make certain representations, warranties and agreements in connection with the Merger and also to set forth the various conditions to the Merger; and

     WHEREAS, the respective Boards of Directors of TWI, MergerSub and WOI have adopted resolutions approving this Agreement; and

     WHEREAS, the terms used in this Agreement shall have the meanings respectively ascribed to them in Article 11.1 hereof.

     NOW, THEREFORE, the parties hereto hereby adopt the above recitals and agree as follows:

ARTICLE 1.    THE MERGER

          1.1 THE MERGER. At the Effective Time, MergerSub will merge with and into TWI in accordance with the terms and conditions of this Agreement. TWI shall be the corporation surviving the Merger (the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware. The Merger shall have the effects specified under the Delaware General Corporation Law ("DGCL").

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          1.2  EFFECT OF THE MERGER.

          (A) EFFECTIVE TIME. At the Effective Time, subject in all instances to each of the terms, conditions, provisions and limitations contained in this Agreement, (i) MergerSub will merge with and into TWI by the filing with the Secretary of the State of Delaware of a Certificate of Merger; (ii) each TWI Common Share outstanding at the Effective Time, by said occurrence and with no further action on the part of the holder thereof, shall be transformed and converted into the right to receive, upon surrender of the certificate for such TWI Common Share, the Per-Share Portion of the Merger Shares for such TWI Common Share without interest or any similar payment thereon or with respect thereto;
(iii) each share of common stock of MergerSub outstanding prior to the Merger will, by said occurrence and with no further action on the part of the holder thereof, be transformed and converted into one share of common stock of the Surviving Corporation, so that thereafter WOI will be the sole and exclusive owner of all equity securities of the Surviving Corporation; and (iv) the Surviving Corporation shall be the owner of all of the business, assets, rights and other attributes thereto of, or held by, either TWI or MergerSub.

          (B) MERGER SHARES. On the Closing Date, the Outstanding TWI Shares, in the aggregate, shall be converted into the right to receive the number of WOI Common Shares equal to the "Merger Shares," which shall consist of the aggregate of (i) the Non-Contingent Amount, (ii) upon the expiration of the General Escrow Period, the General Contingent Amount, (iii) if the Gadsden Acquisition has not been consummated prior to the Effective Time, then the Gadsden Contingent Amount, if and when the Gadsden Acquisition is consummated and the Market Delivery Requirement is satisfied with respect to the Gadsden, Alabama market,
(iv) if the Huntsville Acquisition has not been consummated prior to the Effective Time, the Huntsville Contingent Amount, if and when the Huntsville Acquisition is consummated and the Market Delivery Requirement is satisfied with respect to the Huntsville, Alabama market, (v) if the Jackson Acquisition has not been consummated prior to the Effective Time, then the Jackson Contingent Amount, if and when the Jackson Acquisition is consummated and the Market Delivery Requirement is satisfied with respect to the Jackson, Tennessee market,
(vi) if the Memphis Acquisition has not been consummated prior to the Effective Time, then the Memphis Contingent Amount, if and when the Memphis Acquisition is consummated and the Market Delivery Requirement is satisfied with respect to the Memphis, Tennessee Market, and (vii) as and when additional WOI Common Shares become issuable pursuant to Section 10.3, the WOI Contingent Amount. As used herein:

          (A) the "General Contingent Amount" shall mean 168,667 WOI Common Shares, subject to reduction as provided herein and in accordance with the terms of the General Escrow Agreement;

          (B) if the Gadsden Acquisition is consummated prior to the Effective Time, then the "Gadsden Contingent Amount" shall mean zero (0) WOI Common Shares, and if the Gadsden Acquisition is not consummated prior to the Effective Time, then the "Gadsden Contingent Amount" shall mean 258,793 WOI Common Shares;

          (C) if the Huntsville Acquisition is consummated prior to the Effective Time, then the "Huntsville Contingent Amount" shall mean zero (0) WOI Common Shares, and if the Huntsville Acquisition is not consummated prior to the Effective Time, then the "Huntsville Contingent Amount" shall mean 121,447 WOI Common Shares;

          (D) if the Jackson Acquisition is consummated prior to the Effective Time, then the "Jackson Contingent Amount" shall mean zero (0) WOI Common Shares, and if the Jackson Acquisition is not consummated prior to the Effective Time, then the "Jackson Contingent Amount" shall mean 36,633 WOI Common Shares;

          (E) if the Memphis Acquisition is consummated prior to the Effective Time, then the "Memphis Contingent Amount" shall mean zero (0) WOI Common Shares, and if the Memphis Acquisition is not consummated prior to the Effective Time, then the "Memphis Contingent Amount" shall mean 731,167 WOI Common Shares;

          (F) the "Non-Contingent Amount" shall mean (1) the number of Base Shares, reduced by (2) 168,667, and further reduced by (3) the aggregate of the Acquisition Contingent Amounts;

          (G) the "Acquisition Contingent Amounts" means the Gadsden Contingent Amount, the Huntsville Contingent Amount, the Jackson Contingent Amount and the Memphis Contingent Amount;

          (H) the "Market Delivery Requirement" shall be deemed to have been satisfied with respect to any Market at the time in question if, at such time, at least 12 Channels licensed by the FCC to, or leased to, TWI or any of its Subsidiaries in such Market are both Granted Channels and Good Channels;

          (I) A "Granted Channel" means a Channel authorized by conditional license, license or construction authorization (in each case, other than a STA, experimental or developmental authorization) which is in full force and effect, validly issued, not subject to a pending revocation proceeding, not in jeopardy of cancellation under FCC Rule 21.303 for removal of equipment, and not subject to forfeiture for any failure to meet a condition of the instrument; and

          (J) A "Good Channel" means a Channel as to which at the time in question (1) if such Channel has been authorized pursuant to a construction authorization, either the last date for construction printed on such construction authorization has not occurred or such Channel is the subject of a pending application for the extension of such last date which was filed prior to such last date, (2) each Consent, if any, which is required

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with respect to such Channel (including under the related TWI Channel Lease, if any) has been obtained and is in effect, (3) if such Channel is the subject of a TWI Channel Lease, then such Channel Lease is in full force and effect, such TWI Channel Lease is not subject to termination at the option of the TWI Lessor, and no party to such TWI Channel Lease is in default or breach in any material respect under such Channel Lease, (4) if such Channel is an MDS Channel, then TWI or a Subsidiary of TWI has full-time use of the capacity of such Channel, and (5) in the case of a Channel which is the subject of a Specified Acquisition, such Specified Acquisition has been consummated and there have been obtained all consents, approvals, authorizations and waivers of any public, government or regulatory body, authority, agency or unit and any and all consents, approvals, authorizations and waivers from parties to any contract or agreement related thereto or any other person that are required for the lawful consummation of such Specified Acquisition or are necessary for TWI and its Subsidiaries to conduct their operations with respect to such Channel after the consummation of such Specified Acquisition.

Notwithstanding the foregoing, if at the Effective Time the Market Delivery Requirement has not been satisfied with respect to any Owned Market (a "Non-Delivery Market"), then there shall be withheld from the Non-Contingent Amount a number of WOI Common Shares which is equal to the number of shares specified on the attached Exhibit 1.2(b) for such Owned Market (the "Market Delivery Contingent Shares" for such Owned Market). The Market Delivery Contingent Shares for any Non-Delivery Market shall be restored to the Non-Contingent Amount if and when, after the Effective Time, the Market Delivery Requirement is satisfied with respect to such Non-Delivery Market.

Except as set forth in Section 7.3(d), the fact that any Channel or Channels are not Granted Channels or Good Channels shall not (i) constitute a breach of any representation, warranty, covenant or agreement set forth herein or failure of any condition set forth herein to be satisfied, (ii) be considered in determining whether or not there has been a Material Adverse Effect with respect to TWI or (iii) constitute the basis or part of the basis for any right of WOI not to proceed with the Closing.

The respective quantities of WOI Common Shares which constitute the General Contingent Amount, the Gadsden Contingent Amount, the Huntsville Contingent Amount, the Jackson Contingent Amount, the Memphis Contingent Amount and any Market Delivery Contingent Amount will be (x) proportionately increased to reflect any stock dividend, stock split or other subdivision of the WOI Common Shares effected after the date of this Agreement and prior to the Effective Time, and (y) proportionately decreased to reflect any reverse stock split or other combination of the WOI Common Shares which is effected after the date of this Agreement and prior to the Effective Time.

          (C) BASE SHARES; ADJUSTMENTS. As used herein, the "Base Shares" means the number of WOI Common Shares equal to the Aggregate Initial Share Amount minus the Adjustment Shares, and the "Adjustment Shares" means the number of WOI Common Shares, equal to the Adjustment Amount divided by the Exchange Price. As used herein, the term "Adjustment Amount" means

          (i) the product of (A) 14,200 minus the number of Bona Fide Subscribers in the Existing Markets on March 31, 1996 multiplied by (B) $1,275; plus

          (ii) the amount of the Net GAAP Debt as of March 31, 1996 in excess of the amount of the Permitted Net GAAP Debt; plus

          (iii) the excess of the aggregate amount of all Prior Offering Expenses over $1,000,000; plus

          (iv) the aggregate amount of any payments to TWI's officers, directors, employees or any of TWI's or their Affiliates in violation of the terms of this Agreement; and

          (v) the aggregate amount of any payments made or required to be made pursuant to the terms of all TWI Channel Leases by reason of the Merger (other than the acceleration of any scheduled amount which would otherwise be payable pursuant to any TWI Channel Lease) in excess of $60,000.

          (D) OUTSTANDING TWI SHARES. As used herein, the "Outstanding TWI Shares" means the TWI Common Shares which are outstanding immediately prior to the Effective Time.

          (E) CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION. The certificate of incorporation of the Surviving Corporation shall be the certificate of incorporation of MergerSub immediately prior to the Effective Time.

          (F) BYLAWS OF THE SURVIVING CORPORATION. The bylaws of the Surviving Corporation shall be the bylaws of MergerSub immediately prior to the Effective Time.

          (G) BOARD OF DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION. The board of directors and officers of MergerSub immediately prior to the Effective Time shall be the board of directors and the officers of the Surviving Corporation, respectively, immediately upon the Effective Time, and such persons shall serve in such positions for the respective terms provided by applicable Legal Requirements or in the bylaws of the Surviving Corporation and until their respective successors are elected and qualified.

          (H)  WOI TO ESTABLISH ESCROWS.

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


          (i) United States Trust Company of New York, or another person who is selected prior to the Effective Time by TWI and WOI, shall act as the General Escrow Agent, the Acquisition Escrow Agent and the Market Delivery Escrow Agent for purposes of administering the distribution of the General Contingent Amount, the Acquisition Contingent Amounts, if any, and the Market Delivery Contingent Shares, if any, respectively. In the event United States Trust Company of New York or any other person so selected is unable or unwilling to act as the General Escrow Agent, the Acquisition Escrow Agent or the Market Delivery Escrow Agent, then TWI and WOI shall, upon mutual agreement, seek to select a comparable party to act as such. Neither WOI nor TWI will unreasonably withhold its approval of any financial institution proposed by the other of them to act as the General Escrow Agent, the Acquisition Escrow Agent or the Market Delivery Escrow Agent.

          (ii) WOI Common Shares representing the General Contingent Amount shall be held by the General Escrow Agent pursuant to the terms of an Escrow Agreement (the "General Escrow Agreement") in the form attached hereto as
 Exhibit 1.2(h).

          (iii) WOI Common Shares representing the Acquisition Contingent Amounts, if any, shall be held by the Acquisition Escrow Agent pursuant to the terms of an escrow agreement (the "Acquisition Escrow Agreement") which will provide for the release of the WOI Common Shares constituting the Acquisition Contingent Amount for any Specified Acquisition upon the later of the consummation after the Effective Time of such Specified Acquisition and the satisfaction of the Market Delivery Requirement with respect to the related Market, in accordance with procedural, dispute and resolution mechanism and other provisions comparable to those set forth in the General Escrow Agreement.

          (iv) WOI Common Shares representing the Market Delivery Contingent Share for the Non-Delivery Market(s), if any, shall be held by the Market Delivery Escrow Agent pursuant to the terms of an escrow agreement (the "Market Delivery Escrow Agreement") which will provide for the release of the WOI Common Shares constituting the Market Delivery Contingent Shares for each Non-Delivery Market upon the satisfaction of the Market Delivery Requirement with respect to such Non-Delivery Market, in accordance with procedural, dispute and resolution mechanism and other provisions comparable to those set forth in the General Escrow Agreement.

          (I) EXCHANGE PROCEDURES. At or prior to the Effective Time, each holder of record of Outstanding TWI Shares shall deliver to WOI for cancellation the certificates representing such Outstanding TWI Shares (the "Certificates"). Upon surrender of a Certificate for cancellation, together with an investment letter in the form attached hereto as Exhibit 1.2(i) ("Stockholder Letter"), duly executed as of such time, (i) the holder of such Certificate shall receive in exchange therefor the Per-Share Portion of the Non-Contingent Amount, and shall be

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


entitled to receive (A) upon the expiration of the General Escrow Period, the Per-Share Portion of the General Contingent Amount (to the extent not released to WOI pursuant to the General Escrow Agreement), (B) the Per-Share Portion of the Acquisition Contingent Amount(s), if any, pursuant to the Acquisition Escrow Agreement, (C) the Per-Share Portion of the Market Delivery Contingent Shares, if any, pursuant to the Market Delivery Escrow Agreement, and (D) to the extent issued or issuable pursuant to Section 10.3, the Per-Share Portion of the WOI Contingent Amount, in each case for the Outstanding TWI Shares represented by such Certificate, and (ii) the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 1.2(i), each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Per-Share Portion of the Merger Shares with respect to each Outstanding TWI Share represented thereby in accordance with the terms of this Agreement, as follows:

          (I) Upon the Closing Date (or, if later, on the date of the surrender of such Certificate), the holder of the Outstanding TWI Shares represented by such Certificate shall receive the Per-Share Portion of the Non-Contingent Amount for the Outstanding TWI Shares represented by such Certificate;

          (II) Subject to the terms of the General Escrow Agreement, the holder of the Outstanding TWI Shares represented by such Certificate shall be entitled to receive the Per-Share Portion of the General Contingent Amount for the Outstanding TWI Shares represented by such Certificate;

          (III) Subject to the terms of the Acquisition Escrow Agreement, the holder of the Outstanding TWI Shares represented by such Certificate shall be entitled to receive the Per-Share Portion of the Acquisition Contingent Amount(s), if any, for the Outstanding TWI Shares represented by such Certificate;

          (IV) Subject to the terms of the Market Delivery Escrow Agreement, the holder of the Outstanding TWI Shares represented by such Certificate shall be entitled to receive the Market Delivery Contingent Shares, if any, for the Outstanding TWI Shares represented by such Certificate; and

          (V) As and when issued pursuant to Section 10.3 (or, if later, on the date of the surrender of such Certificate), the holder of the Outstanding TWI Shares represented by such Certificate shall be entitled to receive the Per-Share Portion of the WOI Contingent Amount for the Outstanding TWI Shares represented by such Certificate.

          (J) REGISTRATION RIGHTS AND STOCKHOLDERS AGREEMENT. The WOI shares to be received by the TWI Stockholders will be offered and sold in reliance upon an exemption from the Securities Act of 1933, as amended, and will bear the restrictive legend set forth in Exhibit 1.2(j)-1 hereto. On the Closing Date,
 (i) WOI shall amend and restate that

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certain Registration Agreement dated October 24, 1995 among WOI and the WOI stockholders who are parties thereto (collectively, the "WOI Initial Stockholders"), as provided in the Amended and Restated Registration Agreement attached in the form of Exhibit 1.2(j)-2 hereto, and each TWI Stockholder upon his or its counter signature thereto shall be bound by and entitled to the benefits of such agreement; and (ii) WOI shall amend and restate that certain Stockholders Agreement dated October 24, 1995 among WOI and certain of the WOI Initial Stockholders, as provided in the Amended and Restated Stockholders Agreement attached in the form of Exhibit 1.2(j)-3 hereto, and each TWI Stockholder upon his or its counter signature thereto shall be bound by and entitled to the benefits of such agreement (such Amended and Restated Registration Agreement and such Amended and Restated Stockholders Agreement being collectively referred to as the "Amended Agreements").

          (K) DIVIDENDS; TRANSFER TAXES. No dividends or other distributions that are declared on or after the Effective Time on WOI Common Shares or are payable to the holders of record of WOI Common Shares on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive WOI Common Shares until such persons surrender their Certificates, as provided in this Article 1. Subject to the effect of applicable Legal Requirements, there shall be paid to the record holder of such WOI Common Shares (i) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole WOI Common Shares and having a record date on or after the Effective Time and a payment date prior to such surrender and (ii) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole WOI Common Shares and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any dividends, cash in lieu of fractional shares or WOI Common Shares are to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to Wireless One any transfer or other taxes required by reason of the issuance of WOI Common Shares in a name other than that of the registered holder of the Certificate surrendered or shall establish to the satisfaction of Wireless One that such tax has been paid or is not applicable.

          (L) NO FRACTIONAL SHARES. No certificates or scrip representing fractional WOI Common Shares shall be issued upon the surrender for exchange of Certificates pursuant to this Article 1, and, except as provided in this Section 1.2(l), no dividend or other distribution, stock split or interest shall relate to any such fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of WOI. In lieu of any fractional security, each holder of Outstanding TWI Shares who would otherwise have been entitled to a fraction of a WOI Common Share upon surrender of Certificates for exchange pursuant to this Article 1 will be paid an amount in cash (without interest) equal to the value of the fractional share based upon the Exchange Price. WOI shall repurchase any

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


fractional shares at the Exchange Price, and the proceeds thereof shall be disbursed to the former holders of Outstanding TWI Shares at the time of the distribution of the Non-Contingent Amount, the General Contingent Amount, the Acquisition Contingent Amount(s), if any, the Market Delivery Contingent Shares, if any, and/or the WOI Contingent Amount, as the case may be.

          (M) RETURN OF SHARES. Any portion of the Merger Shares and any dividends or distributions with respect to WOI Common Shares which remain undistributed to the former holders of Outstanding TWI Shares for three (3) months after the expiration of the General Escrow Period (as it may be extended pursuant to the General Escrow Agreement) shall be delivered to WOI, upon demand of WOI, and any former holders of Outstanding TWI Shares who have not theretofore complied with this Article 1 shall thereafter look only to the Surviving Corporation and WOI for payment of their claim for the Merger Shares into which such Outstanding TWI Shares are convertible, any cash in lieu of fractional WOI Common Shares, and any dividends or distributions with respect to WOI Common Shares.

          (N) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All WOI Common Shares issued, and any cash paid pursuant to this Section 1.2, upon the surrender for exchange of Certificates in accordance with the terms hereof, shall be deemed to have been issued or paid, as the case may be, in full satisfaction of all rights pertaining to the Outstanding TWI Shares.

          (O) CLOSING OF TWI TRANSFER BOOKS. At the Effective Time, the stock transfer books of TWI shall be closed and no transfer of TWI Common Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 1.

          (P) FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of TWI, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of each such corporation, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of each of such corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such corporations and otherwise to carry out the purposes of this Agreement.

     1.3 CLOSING. The Closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date (the "Closing Date") to be specified by the parties, which shall be no later than the fifth (5th) business day after the satisfaction or waiver of the conditions set forth in Articles

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6, 7 and 8 hereof, unless another date or place is agreed to in writing by the parties hereto, at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York, or some other mutually agreeable location in New York, New York.

ARTICLE 2.    REPRESENTATIONS AND WARRANTIES OF TWI.

     TWI hereby represents and warrants to WOI and MergerSub, that as of the date hereof:

     2.1 ORGANIZATION; GOOD STANDING. TWI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TWI and each of its Subsidiaries is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties, other than any jurisdiction in which the failure of any such person(s) to be so qualified would not have a Material Adverse Effect on TWI.

     2.2 SUBSIDIARIES. [LIST SUBSIDIARIES] are the only Subsidiaries of TWI. Except as set forth on Schedule 2.2 or as disclosed in the TWI SEC Filings, TWI owns directly, free and clear of Liens, all outstanding shares or equity interests of each Subsidiary of TWI, and all such shares are validly issued, fully paid, non-assessable and not subject to preemptive rights. Except as set forth on Schedule 2.2 or as disclosed in the TWI SEC Filings, there are no outstanding subscriptions, options, warrants, calls, conversion or exchange rights, commitments or agreements of any character obligating any Subsidiary of TWI to issue, deliver or sell additional shares of its capital stock or equity interests of any class or any securities convertible into or exchangeable for any such capital stock or equity interests, and there are no rights of first refusal, transfer restrictions or similar rights or obligations with respect to the ownership interests of TWI in any Subsidiary of TWI. Except as set forth on
Schedule 2.2 or as disclosed in the TWI SEC Filings, TWI does not own, directly or indirectly, any shares of stock or any other equity or long-term debt securities of any corporation or have any equity interest in any firm, partnership, Joint Venture, association or other Person.

     2.3 CAPITALIZATION. The authorized capital stock of TWI as of the date of this Agreement consists of (i) 8,077,778 shares of common stock, $0.01 par value per share, of which 2,400,000 are issued and outstanding, and (ii) 2,077,778 shares of preferred stock, $0.01 per share, consisting of 800,000 shares of Series A Preferred Stock and 300,000 shares of Series B Preferred Stock, (collectively, "TWI Preferred Stock"), of which 1,100,000 shares ("TWI Preferred Shares") have been issued and are convertible into 2,200,000 TWI Common Shares. There are no outstanding options, warrants, calls, puts, commitments or other rights to purchase, or securities or other rights convertible into or exercisable or exchangeable for, capital stock of TWI other than as set forth on
Schedule 2.3 or as disclosed in the TWI SEC Filings, which in each case indicates the record and the beneficial owner thereof, the exercise, conversion or exchange price and period thereof, the term and any vesting or other conditions thereof. Except as set forth on Schedule 2.3 or as disclosed in the TWI SEC Filings, no Person has rights to the registration of any securities of TWI or any Subsidiary of TWI. All securities issued by TWI have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of TWI or any similar rights granted by TWI or applicable Legal Requirements.

      2.4 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. TWI has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. TWI has the corporate power and authority (subject to stockholder approval as set forth in Section 8.1 and obtaining all required Consents as set forth in Section 4.2) to execute and deliver this Agreement and all other documents required to be executed and delivered by TWI hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by TWI pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by TWI hereunder have been duly authorized by all corporate action necessary on the part of TWI (subject to stockholder approval as set forth in Section 8.1 and obtaining all required Consents as set forth in
Section 4.2) and have been duly or will when executed and delivered be duly executed and delivered by TWI and constitute the legal, valid and binding obligations of TWI, enforceable against TWI in accordance with their terms. Except as disclosed in Schedule 2.4, neither the execution nor the delivery of this Agreement and all other documents required to be executed and delivered by TWI hereunder or the consummation of the transactions hereby contemplated by TWI
(i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of TWI; (ii) constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract; (iii) constitutes a violation of any Order or Legal Requirement; or (iv) may result in the creation of any Lien on any of the assets or properties of TWI or any of its Subsidiaries.

      2.5 CERTAIN ACTIVITIES AND SERVICES. Except with respect to the Huntsville Wired System (as that term is defined in the TWI SEC Filings), neither TWI nor any Subsidiary of TWI engages in any business other than the Wireless Cable Business.

      2.6 EMPLOYEE PLANS.

          (A) Schedule 2.6 sets forth a true and complete list of each "employee benefit plan," as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides benefits or compensation in respect of any employee or former employee of TWI or any Subsidiary of TWI or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "TWI

Employees") or under which any TWI Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by TWI or to which TWI or any Subsidiary of TWI contributes or is or has been obligated or required to contribute or with respect to which TWI or any Subsidiary of TWI may have any liability or obligation (collectively, the "TWI Plans"). TWI has not communicated to any TWI Employee any intention or commitment to modify any TWI Plan or to establish or implement any other employee or retiree benefit or compensation arrangement other than in a manner which would conform the terms of such TWI Plan or arrangement with any description set forth in the TWI SEC Filings.

          (B) All TWI Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Legal Requirements. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all TWI Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the TWI Plans that could subject TWI or any Subsidiary of TWI to any material penalty or tax imposed under the Code or ERISA. Neither TWI nor any Subsidiary of TWI maintains or has maintained any TWI Plan qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither TWI nor any Subsidiary of TWI has any announced plan or legally binding commitment to create any TWI Plans or to materially amend or modify any existing TWI Plan.

          (C) There are no pending or threatened claims asserted or instituted against

          (i) any TWI Plan or its assets,

          (ii) any fiduciary with respect to any such TWI Plan, or

          (iii) TWI or any Subsidiary of TWI or any of its officers, directors or employees,

under ERISA or any other applicable Legal Requirements and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the knowledge of TWI, the TWI Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS, the Department of Labor, the Equal Employment Opportunity Commission or the Pension Benefit Guaranty Corporation ("PBGC").

     2.7 FINDER'S FEES. Except as set forth on Schedule 2.7, neither TWI nor any Subsidiary of TWI has taken any action which would impose upon TWI, any Subsidiary of TWI, MergerSub or WOI any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

      2.8 SEC FILINGS. TWI has previously delivered to WOI the TWI SEC Filings. No TWI SEC Filing contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) as of the time such document was filed and (ii) as of the date of this Agreement, in each case except as set forth on Schedule 2.8 or in a TWI SEC Filing of a subsequent date.

      2.9 DIRECTORS, OFFICERS AND EMPLOYEES.  Other than as set forth on
Schedule 2.9 or as described in any TWI SEC Filing, neither TWI nor any Subsidiary of TWI has any outstanding loans or extension of credit to, or any contracts, agreements or understandings with, any executive officer or director or member of their immediate family or any person with which any such person has a material relationship. Schedule 2.9 sets forth a list of (a) the names and positions of each employee of TWI and each Subsidiary of TWI who was paid an aggregate compensation for the fiscal year ended December 31, 1995 in excess of $50,000, together with the amount thereof; and (b) any agreement or arrangement with any current or former employees, officers or directors of such parties that would entitle such person to receive any compensation or other payment upon or arising from (i) the termination of such person's services as an employee, officer or director, or (ii) the consummation of the Merger, together with the amount thereof (such aggregate amount is referred to herein as "Severance Obligations"). TWI has made available to WOI a true and correct copy of the current payroll which lists all employees of TWI and each Subsidiary of TWI by category of employment and salary.

     2.10 TWI FCC REPRESENTATIONS.

          (A) Except for agreements executed after the date of this Agreement,
Schedule 2.10(a) hereto sets forth a true and correct list of the TWI Channel Leases. Except as stated on Schedule 2.10(a), no TWI Channel Lease (i) requires the consent of the lessor thereunder (a "TWI Lessor") to the Merger, (ii) will terminate or allow the lessor thereunder to terminate it as a result of the Merger, or (iii) will require a change in the compensation payable to the lessor thereunder, or the formula for determining that compensation as a result of the Merger. Except as stated on Schedule 2.10(a), each such TWI Channel Lease which is not pending acquisition by TWI or a Subsidiary of TWI is in full force and effect and, to the knowledge of TWI, each other TWI Channel Lease is in full force and effect. Except as set forth on Schedule 2.10(a), neither TWI nor any Subsidiary of TWI has received, or has knowledge that any other party has received, any notice from a TWI Lessor that a TWI Channel Lease is in default or is terminated, except for such notices of default which have been cured prior to termination and for such notices of termination which have been withdrawn.

          (B) Schedule 2.10(b) lists (i) each application to the FCC for commercial ITFS, MDS, MMDS, cable antenna relay service or low power commercial television FCC Licenses pending before the FCC in the name of TWI or any of its Subsidiaries or Affiliates and proposing facilities which are within the State of Mississippi or any of the Target Markets, (ii) each FCC License held by TWI or any of its Subsidiaries or Affiliates (or pending acquisition by TWI or any of its Subsidiaries or Affiliates) and authorizing facilities which are within the State of Mississippi or any of the Target Markets, and (iii) each cable television franchise which is held by TWI or any of its Subsidiaries or Affiliates (or pending acquisition by TWI or any of its Subsidiaries or Affiliates) and authorizing facilities which are within the State of Mississippi or any of the Target Markets.

          (C) Schedule 2.10(c)-1 hereto lists each Rand McNally Basic Trading Area ("BTA") for which TWI or a Subsidiary of TWI is the highest bidder in the FCC's MDS auction. Neither TWI nor any Subsidiary of TWI is in default of its payment obligations to the U.S. Treasury for any such BTA, as such obligations are imposed under the FCC's small business payment regulations. Except as set forth on Schedule 2.10(c)-2 or as described in any TWI SEC Filing, neither TWI nor any Subsidiary of TWI has agreed to sell or otherwise transfer the whole or any part of the MDS channel rights accorded to the MDS BTA authorization holder for any of those BTAs.

     2.11 ACCREDITED INVESTORS. Each TWI Stockholder is, and VCI is, an "accredited investor," as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended.

 ARTICLE 3.    REPRESENTATIONS AND WARRANTIES OF MERGERSUB AND WOI.

     WOI and MergerSub each hereby represent and warrant to TWI and to the stockholders of TWI, the following:

      3.1 ORGANIZATION AND GOOD STANDING. WOI is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. WOI and each of its Subsidiaries is qualified as a foreign corporation in all jurisdictions in which it is required to qualify as a result of the conduct of its business or ownership of its properties, other than any jurisdiction in which the failure of any such person(s) to be so qualified would not have a Material Adverse Effect on WOI.

      3.2 AUTHORITY; ENFORCEABILITY; NON-CONTRAVENTION. WOI has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. WOI has corporate power and authority (subject to stockholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 7.6) to execute and deliver this Agreement and all other documents required to be executed by WOI hereunder, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by WOI pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by WOI hereunder have been duly authorized by all corporate action necessary on the part of WOI (subject to stockholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 7.6) and have been duly or will when executed and delivered be duly executed and delivered by WOI, and constitute the legal, valid and binding obligations of WOI enforceable against WOI in accordance with their terms. Neither the execution nor the delivery of this Agreement and all the documents required to be executed and delivered by WOI hereunder or the consummation of the transactions hereby contemplated by WOI (i) conflicts with or constitutes any violation or breach of the Certificate of Incorporation or the Bylaws of WOI; (ii) constitutes any violation or breach of, or gives any other Person any rights (including any right of acceleration, termination or cancellation) under, any Material Contract to which WOI is a party; (iii) constitutes a violation of any Order or Legal Requirement; or (iv) may result in the creation of any Lien on any of the assets or properties of WOI or any of its Subsidiaries. MergerSub has the corporate power and authority to conduct the business and activities conducted by it and to own or lease the assets owned or leased by it. MergerSub has corporate power and authority (subject to stockholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 7.6) to execute and deliver this Agreement and all other documents required to be executed by MergerSub, to consummate the transactions hereby contemplated, and to take all other actions required to be taken by MergerSub pursuant to the provisions hereof. This Agreement and all other documents required to be executed and delivered by MergerSub hereunder have been duly authorized by all corporate action necessary on the part of MergerSub (subject to stockholder approval and obtaining lenders' Consents as set forth in Sections 7.1 and 7.6) and have been duly or will when executed and delivered be duly executed and delivered by MergerSub, and constitute the legal, valid and binding obligations of MergerSub enforceable against MergerSub in accordance with their terms. Neither the execution nor delivery of this Agreement and all other documents required to be executed and delivered by MergerSub hereunder or the consummation of the transactions hereby contemplated by MergerSub conflict with or constitute a violation or breach of the Certificate of Incorporation or the Bylaws of MergerSub.

      3.3 CAPITALIZATION. The authorized capital stock of WOI as of the date hereof consists of 50,000,000 shares of common stock, par value $.01 per share, of which 13,498,752 shares are issued and outstanding, and 10,000,000 of preferred stock, par value $.01 per share, of which no shares have been issued. WOI Common Shares to be issued pursuant to this Agreement will be, upon issuance, validly issued, fully paid and non-assessable. There are no outstanding options, warrants, calls, puts, commitments or other rights to purchase, or securities or other rights convertible into or exercisable or exchangeable for, capital stock of WOI other than as described in the WOI SEC Filings. Except as disclosed in the WOI SEC Filings, no Person has rights to the registration of any securities of WOI or any Subsidiary or WOI. All securities issued by WOI have been paid for and delivered in accordance with the terms of applicable agreements or instruments, duly authorized and validly issued and are fully paid and non-assessable; the holders thereof have no rights of rescission with respect thereto and are not subject to personal liability by reason of being such holders; none of such securities were issued in violation of the preemptive rights of any holder of any security of WOI or any similar rights granted by WOI or applicable Legal Requirements.

     3.4 SEC FILINGS. WOI has previously delivered to TWI copies of (i) its Form 10-K for the period ended December 31, 1995, (ii) its Registration Statement on Form S-1 (File No. 33-94942) declared effective by the SEC on October 18, 1995, and (iii) its Registration Statement on Form S-1 (File No. 33-95106) declared effective by the SEC on October 18, 1995 ("WOI SEC Filings"). Each such filing was timely filed with the SEC, and did not contain any untrue statement of material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (i) as of the time such document was filed and (ii) except as does not reflect a Material Adverse Effect on WOI, as of the date of this Agreement, in each case except as set forth in a WOI SEC Filing of a subsequent date or as set forth on Schedule 3.4.

     3.5  WOI FCC REPRESENTATIONS.

          (A) Except for agreements executed after the date of this Agreement,
Schedule 3.5(a) hereto sets forth a true and correct list of the WOI Channel Leases. Except as stated on Schedule 3.5(a), no WOI Channel Lease (i) requires the consent of the lessor thereunder (a "WOI Lessor") to the Merger, (ii) will terminate or allow the lessor thereunder to terminate it as a result of the Merger, or (iii) will require a change in the compensation payable to the lessor thereunder, or the formula for determining that compensation as a result of the Merger. Except as stated on Schedule 3.5(a), each such WOI Channel Lease which is not pending acquisition by WOI or a Subsidiary of WOI is in full force and effect and, to the knowledge of WOI, each other WOI Channel Lease is in full force and effect. Except as set forth on Schedule 3.5(a), neither WOI nor any of its Subsidiaries has received, or has knowledge that any other party has received, any notice from a WOI Lessor that a WOI Channel Lease is in default or is terminated, except for such notices of default which have been cured prior to termination and for such notices of termination which have been withdrawn.

          (B)  [Reserved.]

          (C) Schedule 3.5(c)-1 hereto lists each BTA for which WOI or any of its Subsidiaries is the highest bidder in the FCC's MDS auction. WOI is not in default of its payment obligations to the U.S. Treasury for any such BTA, as such obligations are imposed under the FCC's small business payment regulations. Except as set forth on Schedule 3.5(c)-2 or as described in any WOI SEC Filing, neither WOI nor any of its Subsidiaries has agreed to sell or otherwise transfer the whole or any part of the MDS channel rights accorded to the MDS BTA authorization holder for any of those BTAs.

     3.6 FINDER'S FEES. Neither MergerSub nor WOI has taken any action which would impose upon TWI, MergerSub, WOI or any Subsidiary of WOI any obligation or liability to any person for finder's fees, agent's commissions or like payments in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

     3.7  EMPLOYEE PLANS.

          (A) For purposes of this Agreement, "WOI Plan" shall mean each "employee benefit plan" as such term is defined in section 3(3) of the ERISA, whether or not subject to ERISA, and each bonus, incentive or deferred compensation, severance, termination, retention, change of control, stock option, stock appreciation, stock purchase, phantom stock or other equity-based, performance or other employee or retiree benefit or compensation plan, program, arrangement, agreement, policy or understanding, whether written or unwritten, that provides benefits or compensation in respect of any employee or former employee of WOI or any Subsidiary of WOI or the beneficiaries or dependents of any such employee or former employee (such employees, former employees, beneficiaries and dependents collectively, the "WOI Employees") or under which any WOI Employee is or may become eligible to participate or derive a benefit and that is or has been maintained or established by WOI or to which WOI or any Subsidiary of WOI contributes or is or has been obligated or required to contribute or with respect to which WOI or any Subsidiary of WOI may have any liability or obligation.

          (B) All WOI Plans conform (and at all times within the five years preceding the date hereof have conformed) in all material respects to, and are being administered and operated (and have at all times within the five years preceding the date hereof been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Legal Requirements. All returns, reports and disclosure statements required to be made under ERISA and the Code with respect to all WOI Plans have been timely filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA, involving any of the WOI Plans that could subject WOI or any Subsidiary of WOI to any material penalty or tax imposed under the Code or ERISA. Neither WOI nor any Subsidiary of WOI maintains or has maintained any WOI Plan qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code. Neither WOI nor any Subsidiary of WOI has any announced plan or legally binding commitment to create any WOI Plans or to materially amend or modify any existing WOI Plan.

          (C) There are no pending or threatened claims asserted or instituted against

          (i) any WOI Plan or its assets,

          (ii) any fiduciary with respect to any such WOI Plan, or

          (iii) WOI or any Subsidiary of WOI or any of its officers, directors or employees,

under ERISA or any other applicable Legal Requirements and rules and regulations promulgated thereunder, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there any basis for such claim. To the knowledge of WOI, the WOI Plans are not the subject of any investigation, audit or action by any governmental agency, including, but not limited to, the IRS, the Department of Labor, the Equal Employment Opportunity Commission or the PBGC.

ARTICLE 4.     COVENANTS OF TWI.

     TWI hereby agrees to perform as follows:

     4.1 OPERATION PRIOR TO THE CLOSING DATE. From the date hereof through the Closing Date:

          (A) Other than consummating the acquisitions of the Target Markets pursuant to the Target Market Existing Agreements, neither TWI nor any Subsidiary of TWI shall engage in any practice, take any action or enter into any transaction other than in the customary and ordinary course of business.

          (B) TWI will, and will cause each Subsidiary of TWI to, use reasonable efforts to keep its business, properties and business relationships substantially intact.

          (C) TWI will, and will cause each Subsidiary of TWI to, (i) pay and perform all of its debts, liabilities and obligations as and when due, except to the extent either (A) being contested in good faith or (B) as to which adequate liabilities have been accrued and recorded (determined in accordance with GAAP),
(ii) perform its material obligations under all Authorizations and Material Contracts, and (iii) comply in all material respects with all Governmental Rules.

          (D) TWI agrees that (i) TWI will not take any action or cause or permit any of its Subsidiaries to take any action, and will endeavor in good faith not to permit any event to occur, which would cause or constitute one or more breaches of the representations or warranties of TWI set forth in Article 2, if such representations and warranties were made at the time of the taking of such action or the occurrence of such event, which breaches individually or in the aggregate would reflect a Material Adverse Effect on TWI as compared with the state of affairs which would exist if all such representations and warranties were true and correct in all respects at such time; (ii) TWI will, and will cause its Subsidiaries to, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of or the impending or threatened occurrence of, any event which would cause or constitute such a breach or would, if it had occurred immediately prior to the date hereof, have caused or constituted such a breach of any of the representations and warranties set forth in said Article 2, give notice thereof to WOI; and (iii) TWI shall and shall cause its Subsidiaries to use reasonable efforts to prevent or promptly to remedy any such breach.

          (E) TWI will, and will cause each of its Subsidiaries to, use reasonable efforts to preserve, protect and maintain its and their rights and interests in the TWI Channel Leases, FCC Licenses, and Material Contracts, including, but not limited to, filing or having licensees or permittees file with the FCC any and all reports, applications or other documents necessary to preserve the FCC Licenses in full force and effect.

          (F) Other than in the ordinary course of business, without WOI's consent (which consent will not be unreasonably withheld or delayed, with such reasonableness to be adjudged with respect to the maintenance and development of TWI's business), TWI will not, and will not cause or permit any of its Subsidiaries to, enter into, amend in any material respect or terminate, or agree to enter into, amend in any material respect or terminate, except to comply with this Agreement, any TWI Channel Lease, FCC License, Application or Material Contract; provided that TWI or any of its Subsidiaries may enter into any TWI Channel Lease or make any Application as may be required by the terms and conditions of any Target Market Existing Agreement.

          (G) TWI shall not repurchase, declare or pay any dividends (other than the amount payable with respect to accrued and unpaid dividends on the TWI Preferred Shares upon the conversion thereof into TWI Common Shares in accordance with the terms of the TWI Preferred Stock), or make any other distributions with respect to its shares of capital stock (including, without limitation, the TWI Preferred Shares) consisting of cash or marketable securities or any contribution thereof, nor shall TWI or any of its Subsidiaries issue, sell or agree to sell any shares of its capital stock, or any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any shares of its capital stock (other than upon conversion of the TWI Preferred Stock into TWI Common Shares in accordance with the terms of the TWI Preferred Stock).

          (H) TWI will not, and will not cause or permit any of its Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its assets, except as provided for by, or contemplated in, this Agreement, or in the ordinary course of business, or as it may be required to do so as described in any TWI SEC Filing.

          (I) TWI will not, and will not cause any of its Subsidiaries to, increase in any manner the base compensation of, or enter into any new bonus or incentive agreement or arrangement with, any of its directors, officers or employees, pay bonuses to any such director, officer of employee, to the extent the aggregate of the foregoing for all such persons exceeds $50,000, or pay any salaries except in the ordinary course of business, except as required under any existing written employment agreement with any officer, director or employee of TWI or any Subsidiary of TWI, except with respect to new employees who are compensated at a rate of less than $50,000 per annum.

          (J) TWI shall not transfer, or cause or permit any Subsidiary of TWI to transfer, any interest in any Subsidiary.

     4.2 ESTOPPEL CERTIFICATES AND CONSENTS. Except as otherwise provided herein, TWI shall use reasonable efforts to obtain or cause to be made, all consents, governmental authorizations, approvals and filings necessary by virtue of the Merger contemplated by this Agreement on or before the Closing Date, so as to endeavor to ensure (a) that the Surviving Corporation will as of the Effective Time enjoy all of the rights and privileges currently enjoyed by TWI and each Subsidiary of TWI under each of the TWI Channel Leases (including, without limitation, those listed on Schedule 2.10(a)), Licenses and Material Contracts, (b) that the FCC has consented to the transfer of control to WOI with respect to each cable antenna relay service license held by TWI or any of its Subsidiaries or listed on Schedule 2.10(b), (c) that the FCC has consented to the transfer of control to WOI of each other FCC License held by TWI or any of its Subsidiaries or listed on Schedule 2.10(b), (d) that the franchising authorities with jurisdiction over the matters have consented to the transfer of control to WOI of all cable television franchises of TWI or any of its Subsidiaries or listed on Schedule 2.10(b), and (e) that the FCC has waived FCC Rule 21.952(c)(3) so that the consummation of the transactions contemplated by this Agreement will not cause TWI's or any its Subsidiaries' BTA applications to be dismissed. WOI will use reasonable efforts to join in and cooperate with the filing and prosecution of applications for the consents and waivers described in clauses (b) through (e) above. Upon request of WOI, TWI shall use reasonable efforts to assist WOI to obtain from each of the other respective parties to each of such Channel Leases and Material Contracts estoppel certificates in the form of Exhibit 4.2 ("Estoppel Certificates"), certifying that TWI or a Subsidiary of TWI, as applicable, is not in breach or violation of or in default under any of such Channel Leases or Material Contracts and that it will not be by virtue of the transaction contemplated hereby, and other matters specified therein.

     4.3 RENEWAL OR EXTENSION OF FCC AUTHORIZATIONS. TWI shall, and shall cause each Subsidiary of TWI to:

          (A) timely file, or cause to be filed, all applications, reports and other submissions in such form and with such information as may be required by the FCC, including but not limited to renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that all Channels licensed or authorized to either TWI or any Subsidiary of TWI remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification results from changes in the FCC's rules or policies of general applicability. TWI shall utilize reasonable efforts to prosecute in good faith all applications, reports and submissions submitted in accordance with this Section 4.3. TWI shall promptly disclose to WOI any information TWI or any of its Subsidiaries receives regarding any conditions or circumstances that would cause the FCC to decline to accept such applications, reports and submissions as may be necessary or desirable to keep the Licenses in full force and effect.

          (B) use reasonable efforts to assure that the licensees or permittees under the TWI Channel Leases timely file all applications, reports, and other submissions in such form and with such information as may be required by the FCC, including, but not limited to, renewal applications, applications for extensions of time to complete construction and Annual FCC Reports, to assure that the FCC Licenses subject to such TWI Channel Leases remain in full force and effect without material adverse alteration or modification, except to the extent that such alteration or modification results from changes in the FCC's rules or policies of general applicability. TWI shall use its reasonable efforts to assure that the licensees or permittees under the TWI Channel Leases diligently prosecute in good faith all such applications, reports and submissions. TWI shall promptly disclose to WOI any information TWI or any of its Subsidiaries receives regarding any conditions or circumstances that would cause, or could reasonably be expected cause, the FCC to decline to issue such authorizations as may be necessary or desirable to keep the Licenses in full force and effect.

          (C) use reasonable efforts to prosecute its FCC Form 175-M application for MDS Licenses to the extent that it was the high bidder in the MDS BTA auction, including, without limitation, making all payments with respect thereto to the United States Treasury, when and as required by applicable Legal Requirements, and in filing applications for initial BTA authorizations or statements of intention when and as required by applicable Legal Requirements to preserve its rights as the high bidder in such BTAs.

     4.4 NO SOLICITATION. From and after the date hereof, TWI will not, and will not authorize any of its Subsidiaries or officers, directors, employees, agents and other representatives or those of any Subsidiary of TWI (collectively, "TWI Representatives") to, solicit, initiate or encourage (including by way of furnishing information) any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, an Acquisition Proposal (as defined herein) from any Person or engage in any discussion or negotiations relating thereto, or accept any Acquisition Proposal. TWI shall immediately cease and cause to be terminated any existing solicitation, discussion or negotiation with any parties conducted heretofore by TWI or any TWI Representatives with respect to any of the foregoing. To the extent permitted by applicable Legal Requirements, TWI will promptly notify WOI of any such discussion or negotiations, requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal. As used in this Agreement, "Acquisition Proposal" shall mean any proposal or offer considered by the Board of Directors of TWI to be bona fide, other than a proposal or offer by WOI or any of its affiliates, for a tender or exchange offer, a merger, consolidation or other business combination involving TWI or any Subsidiary of TWI or any proposal to acquire in any manner (a) a substantial equity interest in TWI or any Subsidiary of TWI,
(b) any rights of TWI or any Subsidiary of TWI to any Channels or (c) any Wireless Cable Television System.

     4.5 RESIGNATION OF DIRECTORS OF TWI. TWI shall deliver to WOI on the Closing Date, except as otherwise requested by WOI, the written resignation of all directors of TWI and each Subsidiary of TWI.

ARTICLE 5.     ADDITIONAL AGREEMENTS.

     5.1 SHAREHOLDERS MEETING. TWI and WOI shall each take all action necessary in accordance with applicable Legal Requirements and in accordance with their respective certificates of incorporation and bylaws to convene a meeting of their respective stockholders (in the case of WOI, the "WOI Stockholders Meeting") as promptly as practicable to consider and vote upon the approval of this Agreement. TWI and WOI each, through its board of directors, shall recommend to its stockholders (and, if applicable, its lenders) approval of this Agreement and shall use best efforts to obtain approval and adoption of this Agreement by such stockholders. Without limiting the foregoing, promptly following the date of this Agreement, WOI shall prepare and file with the Securities Exchange Commission (i) a proxy statement relating to the WOI Stockholders Meeting (as amended from time to time, the "Proxy Statement"). The Proxy Statement shall include the recommendation of WOI's board of directors that this Agreement be approved and shall comply with all applicable laws and regulations. WOI shall use its best efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after the date of this Agreement. WOI and TWI each shall also use its reasonable efforts to take any action required to be taken under any applicable state securities laws in connection with the issuance of WOI Common Shares in the Merger. WOI shall cause all information included in the Proxy Statement to be true and correct in all material respects and not omit to state any material fact required to be stated therein or necessary in order to make such information not misleading in light of the circumstances in which they are made, and WOI agrees to correct any information in the Proxy Statement as may be required by applicable laws and regulations. All costs of preparing, distributing and filing the Proxy Statement and all other incremental costs incurred in obtaining the consent of WOI's stockholders to the Merger shall be borne in full by WOI. All incremental costs incurred in obtaining the consent of TWI's stockholders to the Merger shall be borne in full by TWI. In addition, WOI shall use its best efforts to obtain the WOI Bondholder Consent (as defined in Section 7.6) as promptly as practicable, including, without limitation, preparing, obtaining and filing all necessary documentation, complying with all applicable Legal Requirements and requirements under the applicable indenture, and paying any consent fees or other fees or premiums reasonably required by the holders of WOI's 13% Senior Notes due 2003.

     5.2  ACCESS.

          (A) WOI and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the Facilities and TWI's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of TWI and each Subsidiary of TWI; and will be permitted to discuss the affairs and accounts of TWI and each Subsidiary of TWI with the directors, officers, employees, counsel, and accountants of TWI and each Subsidiary of TWI. Such investigation shall not, however, affect the representations and warranties of TWI set forth in Article 2 hereof.

          (B) TWI and its officers, employees and representatives (including independent public accountants, investment bankers, environmental consultants and counsel), as applicable, will at all reasonable times during regular business hours be permitted reasonable access to the facilities of WOI and its Subsidiaries and WOI's corporate offices; will be permitted to make copies of or abstracts from all of the books and records, financial and operating data and other information of WOI and each Subsidiary of WOI; and will be permitted to discuss the affairs and accounts of WOI and each Subsidiary of WOI with the directors, officers, employees, counsel, and accountants of WOI and each Subsidiary of WOI. Such investigation shall not, however, affect the representations and warranties of WOI set forth in Article 3 hereof.

     5.3  STOCK OPTIONS.

          (A) All TWI Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of TWI or any Subsidiary shall be deleted as of the Effective Time, and TWI shall take all action necessary to ensure that following the Effective Time no participant in any TWI Stock Option Plan or other plans, programs or arrangements shall have any right thereunder to acquire equity securities of TWI, the Surviving Corporation or any subsidiary thereof, and to terminate all such rights. A "TWI Stock Option Plan" means any TWI stock option plan for its directors or employees or the directors or employees of any Subsidiary or any other person.

          (B) At the Closing, upon and in consideration for the surrender, cancellation and exchange of the Existing Burkhalter Options, WOI will issue to Henry M. Burkhalter fully-vested options which will entitle him to acquire an aggregate of 78,015 WOI Common Shares for an exercise price of $6.82 per WOI Common Share and which will have substantially the same other terms and conditions as are described in the TWI SEC Filings for the options to acquire TWI Common Shares which are presently held by Burkhalter (the "Existing Burkhalter Options").

          (C) At the Closing, upon and in consideration for the surrender, cancellation and exchange of the Existing Byer Options, WOI will issue to Bill
R. Byer, Jr. fully-vested options which will entitle him to acquire an aggregate of 62,411 WOI Common Shares for an exercise price of $6.82 per WOI Common Share and which will have substantially the same other terms and conditions as are described in the TWI SEC Filings for the options to acquire TWI Common Shares which are presently held by Byer (the "Existing Byer Options").

          (D) At the Closing, upon and in consideration for the surrender, cancellation and exchange of the Existing Woolhiser Options, WOI will issue to Laurence O. Woolhiser, Jr. fully-vested options which will entitle him to acquire an aggregate of 22,000 WOI Common Shares for an exercise price of $6.82 per WOI Common Share and which will have substantially the same other terms and conditions as are described in the TWI SEC Filings for the options to acquire TWI Common Shares which are presently held by Woolhiser (the "Existing Woolhiser Options").

          (E) At the Closing, upon and in consideration for the surrender, cancellation and exchange of the Existing Eilers Options, WOI will issue to Walter Eilers fully-vested options which will entitle him to acquire an aggregate of 14,467 WOI Common Shares for an exercise price of $6.82 per WOI Common Share and which will have substantially the same other terms and conditions as are described in the TWI SEC Filings for the options to acquire TWI Common Shares which are presently held by Eilers (the "Existing Eilers Options").

          (F) At the Effective Time, the Existing Burkhalter Options, the Existing Byer Options, the Existing Woolhiser Options and the Existing Eilers Options will be canceled. The number of WOI Common Shares covered by the options described in clauses (b), (c), (d) and (e) above will be proportionately increased, and the exercise price per share thereunder will be proportionately reduced, to reflect any stock dividend, stock split or other subdivision of the WOI Common Shares effected after the date of this Agreement and prior to the Effective Time. The number of WOI Common Shares covered by the options described in clauses (b), (c), (d) and (e) above will be proportionately reduced, and the exercise price per share thereunder will be proportionately increased, to reflect any reverse stock split or other combination of the WOI Common Shares effected after the date of this Agreement and prior to the Effective Time.

     5.4 EFFORTS TO CONSUMMATE SPECIFIED ACQUISITIONS. If at the Effective Time any of the Specified Acquisition has not been consummated and the related Target Market Existing Agreement has not been terminated, then after the Effective Time WOI will use, and will cause the Surviving Corporation to use, reasonable efforts to consummate such Specified Acquisition and to cause the Market Delivery Requirement to be satisfied with respect to such specified Acquisition.

     5.5 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including (a) the obtaining of all necessary actions or non-actions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity (including, without limitation, the TWI BTA Waiver); (b) the obtaining of all necessary consents, approvals or waivers from third parties

(including, without limitation, the WOI Bondholder Consent); (c) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

     5.6 PUBLIC ANNOUNCEMENTS. WOI and MergerSub, on the one hand, and TWI, on the other hand, will consult with each other before issuing any press release with respect to the transactions contemplated by this Agreement, and shall not issue any such press release prior to such consultation, unless otherwise required under applicable Legal Requirements.

     5.7 NOTIFICATION OF CERTAIN MATTERS. TWI shall give to WOI prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on TWI; and (ii) any Material Adverse Effect on TWI or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on TWI. WOI shall give to TWI prompt notice of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received subsequent to the date of this Agreement and prior to the Effective Time under any note, license, agreement or other instrument or obligation other than in respect of defaults which, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect on WOI; and (ii) any Material Adverse Effect on WOI or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect on WOI. Each party shall give the other prompt notice of any written notice or other written communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

     5.8 HART-SCOTT-RODINO ACT FILING. The parties will cooperate in preparing and filing any Notification and Report Forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, and will use their respective best efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable with respect to the transactions contemplated hereby.

     5.9 ACQUISITION OF TARGET MARKETS. Notwithstanding any provisions contained herein to the contrary, TWI shall have the right to acquire the Wireless Cable Television System and related assets servicing the Target Markets pursuant to the terms of the Target Markets' Existing Agreements, as the same may be amended; provided that (i) TWI shall keep WOI fully informed regarding the status of any negotiations regarding the acquisition of the Target Markets, and (ii)

WOI shall have the right to approve any material amendment or waiver of any matter regarding or material condition of any Target Market Existing Agreement.

     5.10 TERMINATION OF CERTAIN AGREEMENTS. On the Closing Date and at the request of WOI, TWI shall terminate any items described on Schedule 2.9 Affiliate Agreements and employment or other management agreements designated by WOI.

     5.11 EXCESS CONSENTS. If on the date which is six months after the Closing Date any Channel described in the TWI SEC Filings for any Owned Market is not a Good Channel (any such Channel being an "Adjustment Channel"), then WOI shall have recourse to the WOI Common Shares held pursuant to the General Escrow Agreement (the "General Escrow Shares") in accordance with the terms of the General Escrow Agreement. In such event, General Escrow Shares having an aggregate Exchange Price equal to the Stipulated Consent Amount for such Adjustment Channel shall be delivered to WOI, as further provided in the General Escrow Agreement.

     5.12 WOI LOAN. Promptly after the date of this Agreement, TWI and WOI will enter into a loan agreement having terms and conditions, and in a form, reasonably acceptable to TWI and WOI providing for loans (collectively, the "Bridge Loan") to TWI and its Subsidiaries and having material terms which include those set forth on the attached Exhibit 5.11.

     5.13 PAYMENT OF CERTAIN AMOUNTS. Immediately following the Effective Time, WOI or the Surviving Corporation shall satisfy TWI's present obligation to pay $4.5 million to Vision Communications, Inc. ("VCI") by delivery of (i) $1,800,000 in cash and (ii) 180,000 WOI Common Shares (the "VCI WOI Shares"). WOI's obligations set forth in this Section 5.13 shall be subject to VCI executing on the Closing Date (i) a Stockholder Letter, and (ii) the Amended Agreements, with respect to the VCI WOI Shares so issued.

     5.14 CAPITAL STRUCTURE. Prior to the Effective Time, TWI shall not alter its capital structure by stock split, stock dividend, recapitalization or other event. This Section 5.14 shall not be deemed to prohibit the conversion of the TWI Preferred Shares into TWI Common Shares in accordance with the terms of the TWI Preferred Stock.

     5.15 GUARANTY OF INTERIM FACILITY. From and after the Effective Time, WOI hereby guarantees the payment in full by the Surviving Corporation of the principal amount of, and interest in respect of, the "Interim Facility," as that term is defined in the TWI SEC Filings. Chase Venture Capital Associates is an express, third-party beneficiary of the agreement of WOI set forth in this
Section 5.15.

ARTICLE 6.     CONDITIONS PRECEDENT TO MERGER.

     The obligation of the parties hereto to consummate the Merger is subject to fulfillment, or written waiver signed by all parties hereto, of each of the following conditions precedent on or prior to the Closing Date or the date specified therein.

     6.1 SECURITIES MATTERS. All necessary state securities or blue sky authorizations shall have been received.

     6.2 NO ORDER. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, executive order, decree, injunction or other order or Legal Requirement (whether temporary, preliminary or permanent) which is then in effect and has the effect of prohibiting the Merger or any of the transactions contemplated hereby or otherwise making the consummation of the Merger or any of the transactions contemplated hereby illegal.

     6.3 OTHER APPROVALS. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and all filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by TWI, WOI and MergerSub, shall have been made or obtained (as the case may be) without restrictions.

ARTICLE 7.     CONDITIONS PRECEDENT TO CLOSING BY WOI AND MERGERSUB.

     The obligations of WOI and MergerSub to consummate the Merger are subject to fulfillment, or written waiver signed by WOI and MergerSub, of each of the following conditions precedent on or prior to the Closing Date.

     7.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of WOI Common Shares in accordance with applicable Legal Requirements, its Certificate of Incorporation and Bylaws or any rule or regulation of any securities exchange or market upon which WOI's securities are traded or quoted.

     7.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by TWI shall be true and correct in all material respects when made and shall be true and correct in all respects as if originally made on and as of the Closing Date (except as to such matters which have arisen or occurred, or any actions taken, since the date of this Agreement and which, in the aggregate, do not reflect a Material Adverse Effect on TWI as compared with the state of affairs which would exist if all such representations and warranties were true and correct in all respects as if originally made on and as of the Closing
Date).

     7.3 TWI DOCUMENTS. TWI shall have delivered the following to WOI in form and substance satisfactory to WOI and its counsel:

          (A) A certificate signed by the chief executive officer of TWI, on behalf of and in his capacity as an officer of TWI, confirming, on and as of the Closing Date, that each representation and warranty set forth in Article 2 hereof was true and correct on the date made and is true and correct on and as of the Closing Date (in each case, other than as set forth in such certificate) and that TWI is in compliance with the applicable covenants set forth in Articles 4 and 5 (other than as set forth in such certificate).

          (B) An opinion of corporate and FCC counsel to TWI and each Subsidiary of TWI in form reasonably acceptable to WOI.

          (C) The minute books, bylaws, certificate of incorporation and other organizational documents of TWI and each Subsidiary of TWI.

          (D) An Estoppel Certificate from Mississippi EdNet Institute, Inc. with respect to the "EdNet Agreement" referred to in the TWI SEC Filings.

          (E) (i) Waiver of Rule 21.952(c)(3) of the FCC with respect to TWI's BTA Applications (the "TWI BTA Waiver"); and

               (ii) A "final" order by the FCC consenting, without any materially adverse or onerous condition, to the transfers of control of FCC Licenses described in Section 4.2. For purposes of this Section, the term "final" shall mean an order of the FCC which has not been stayed and, by lapse of time or otherwise, is no longer subject to administrative or judicial reconsideration, review, appeal or stay.

          (F) The resignations described in Section 4.5.

     7.4 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to TWI or any Subsidiary of TWI, or their respective assets, from the date hereof through the Closing Date which would have a Material Adverse Effect on TWI.

     7.5 ABSENCE OF DISSENTERS' RIGHTS. The Merger shall be approved by all of the holders of TWI Common Shares issued and outstanding at the Effective Time.

     7.6 BONDHOLDERS' CONSENTS. WOI shall have obtained on or before the Effective Time written consent and/or approval of the Merger, and the related transactions contemplated by this Agreement, by the holders of the $150,000,000 of 13% Senior Notes due 2003 of WOI (the "WOI Bondholder Consent").

     7.7 TWI OBLIGATIONS PERFORMED. All obligations of TWI to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     7.8 STOCK OPTIONS. Each of the Existing Burkhalter Options, the Existing Byer Options, the Existing Eilers Options and the Existing Woolhiser Options shall have been surrendered as provided in Section 5.3, and each other stock option and warrant to purchase TWI Common Shares that has not been exercised prior to the Effective Time shall have been exercised, canceled or otherwise terminated.

     7.9 TWI PREFERRED STOCK. Each TWI Preferred Share shall have been converted into TWI Common Shares prior to the Effective Time.

     7.10 [RESERVED.]

     7.11 STOCKHOLDER DOCUMENTS. Each holder of TWI Common Shares at the Effective Time (the "TWI Stockholders") shall have executed and delivered to WOI
(a) the General Escrow Agreement, (b) a Stockholder Letter, (c) the Amended Agreements, (d) the Acquisition Escrow Agreement, if there is any Acquisition Contingent Amount, and (e) the Market Delivery Escrow Agreement, if the Market Delivery Requirement is not satisfied with respect to any Owed Market as of the Effective Time. VCI shall have executed and delivered to WOI the Amended Agreements and a Stockholder Letter.

     7.12 [RESERVED.]

     7.13 [RESERVED.]

     7.14 [RESERVED.]

     7.15 EMPLOYMENT AGREEMENTS. Henry Burkhalter and Bill R. Byer, Jr. shall have executed employment agreements in the form attached hereto as Exhibit 7.15(a) and 7.15(b), respectively, which agreements shall supersede (and terminate) any prior employment agreements between such parties and TWI and its Subsidiaries (collectively, the "Amended Employment Agreements").

ARTICLE 8.     CONDITIONS PRECEDENT TO CLOSING BY TWI.

     The obligation of TWI to consummate the Merger is subject to fulfillment, or written waiver signed by TWI, of each of the following conditions precedent on or prior to the Closing Date.

     8.1 STOCKHOLDER APPROVAL. The Merger shall have been approved by the requisite vote of the holders of the TWI Common Shares in accordance with applicable Legal Requirements and its Certificate of Incorporation and Bylaws.

     8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by WOI and/or MergerSub shall be true and correct in all material respects when made and shall be true and correct in all respects as if originally made on and as of the Closing Date (except as to such matters which have arisen or occurred, or any actions taken, since the date of this Agreement and which, in the aggregate, do not reflect a Material Adverse Effect on WOI as compared with the state of affairs which would exist if all such representations and warranties were true and correct in all respects as if originally made on and as of the Closing Date).

     8.3 WOI AND/OR MERGERSUB DOCUMENTS. WOI and/or MergerSub, as the applicable case may be, shall have executed and delivered to TWI in form and substance satisfactory to TWI and to counsel:

          (A) A certificate signed by the chief executive officer of WOI and MergerSub, on behalf of and in his respective capacity as an officer of WOI or MergerSub, confirming, on and as of the Closing Date, that each of the representations and warranties set forth in Article 3 hereof was true and correct on the date made and is true and correct on and as of the Closing Date (in each case, other than as set forth in such certificate), and that WOI and MergerSub are in compliance with their respective covenants set forth in Articles 4 and 5 (other than as set forth in such certificate).

          (B) An opinion of corporate counsel to WOI and/or MergerSub in forms reasonably acceptable to TWI.

          (C) The General Escrow Agreement (and the Acquisition Escrow Agreement, if there is any Acquisition Contingent Amount, and the Market Delivery Escrow Agreement, if the Market Delivery Requirement is not satisfied with respect to any Owned Market as of the Effective Time), executed by WOI or the Acquisition Escrow Agent, as the case may be.

          (D) The Amended Agreements, executed by WOI and each WOI Initial Stockholder.

          (E) The Amended Employment Agreements, executed by WOI.

          (F) A certificate substantially in the form of the attached Exhibit 8.3, executed by WOI.

     8.4 WOI AND MERGERSUB OBLIGATIONS PERFORMED. All obligations of WOI and MergerSub to be performed hereunder through and including the Closing Date shall have been performed in all material respects.

     8.5 NO MATERIAL ADVERSE CHANGE. No change shall have occurred with respect to WOI or any Subsidiaries of WOI, or their respective assets, from the date hereof through the

Closing Date which could reasonably be expected to have a Material Adverse Effect on WOI or any Subsidiaries of WOI.

ARTICLE 9.    TERMINATION.

      9.1 TERMINATION BY MUTUAL CONSENT. This Agreement may be terminated and may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the stockholders of TWI and WOI, by the mutual consent of WOI, MergerSub and TWI.

     9.2 TERMINATION BY TWI. This Agreement may be terminated and the Merger may be abandoned by TWI if the Closing conditions set forth in Articles 6 and 8 shall not have been satisfied in full or waived on or before December 31, 1996.

     9.3 TERMINATION BY WOI OR MERGERSUB. This Agreement may be terminated and the Merger may be abandoned by WOI or MergerSub if the Closing conditions set forth in Articles 6 and 7 shall not have been satisfied in full or waived on or before December 31, 1996.

     9.4  EFFECT OF TERMINATION AND ABANDONMENT.

          (A) In the event of the termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, the remedies set forth below shall constitute the minimum Damages payable by a party hereunder with regard to the circumstances set forth therein. The amounts set forth below are minimum amounts payable hereunder, and nothing contained herein shall preclude any party from pursuing Damages in excess of the amounts set forth below or pursuing any equitable remedies.

          (B) In the event that this Agreement is terminated solely as a result of the failure of one or more of the conditions set forth in Sections 7.2, 7.3, 7.5, 7.7, 7.8, 7.9, 7.11, 7.15 or 8.1, or if TWI is obligated to, but does not, consummate the Merger, then TWI shall deliver to WOI the TWI Default Shares.
The TWI Default Shares shall mean 204,545 TWI Common Shares (subject to adjustment for any stock split, recapitalization, or related event) plus an additional number of TWI Common Shares equal to the TWI IPO Adjustment Shares. The "TWI IPO Adjustment Shares" shall mean additional TWI Common Shares to be issued upon consummation of any initial public offering of TWI Common Shares effected following the termination of this Agreement or such failure to consummate the Merger and prior to the third anniversary of the date of this Agreement at a price ("IPO Price") less than $11.00 per share (adjusted for stock splits, recapitalizations and other events) determined as follows: the product of (a)(i) $11.00 divided by the IPO Price, minus (ii) $1.00, multiplied by (b) 204,545. The TWI Default Shares shall be issued in a private placement, with one long-form, and (when, as and if available under applicable Legal Requirements) one short-form, demand registration right similar to those set forth in the Stockholders Agreement described in the TWI SEC Filings.

          (C) In the event that this Agreement is terminated solely as a result of the failure of one or more of the conditions set forth in Sections 7.1, 7.6, 8.2, 8.3 or 8.4, or if WOI is obligated to, but does not, cause MergerSub to consummate the Merger, then WOI shall deliver to TWI a number of WOI Common Shares which is equal to $2,250,000 divided by the lesser of (i) the Exchange Price and (ii) the WOI Market Price determined as of the last day prior to such delivery. Such shares shall be issued in a private placement, with demand registration rights similar to those set forth in the Amended Agreements for the "TruVision Registrable Securities" described therein.


ARTICLE 10. CONDITIONS FOR RELEASE OR ISSUANCE OF GENERAL CONTINGENT AMOUNT AND WOI CONTINGENT AMOUNT.

     10.1 PROVISIONS REGARDING REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS.

          The statements, certifications, representations and warranties made by TWI in this Agreement, and any schedule or in any exhibit, certificate, or other instrument delivered by or on behalf of TWI or any Subsidiary of TWI pursuant to this Agreement shall survive the Merger for a period of six (6) months from the Closing Date. TWI shall indemnify and hold WOI and Merger Sub and their respective officers and directors ("WOI Indemnitees") harmless from any and all Damages relating to or arising from any material breach or material non-performance of any representation or warranty or covenant of TWI contained in this Agreement. The statements, certifications, representations and warranties made by WOI and MergerSub in this Agreement, and any schedule or in any exhibit, certificate, or other instrument delivered by or on behalf of WOI or any Subsidiary of WOI pursuant to this Agreement shall survive the Merger for a period of six (6) months from the Closing Date. WOI shall indemnify and hold the TWI Stockholders and their respective officers, partners and directors ("TWI Indemnitees") harmless from any and all Damages relating to or arising from any material breach or material non-performance of any representation or warranty or covenant of WOI or MergerSub contained in this Agreement.

     10.2 GENERAL CONTINGENT AMOUNT; CONSENTS. The General Contingent Amount shall be held by the General Escrow Agent pursuant to the terms of the General Escrow Agreement, which shall remain in effect until the expiration of the General Escrow Period. The indemnification obligations of TWI shall be limited to and satisfied solely from the General Contingent Amount in accordance with the terms of the General Escrow Agreement. Upon the expiration of the General Escrow Period, the General Contingent Amount to be received by each former holder of TWI Common Shares shall be proportionately reduced by the amount of the Claims properly charged against the General Contingent Amount in accordance with the terms of the General Escrow Agreement and by the Stipulated Consent Amount for all Adjustment Channels. WOI acknowledges and agrees that there shall be no remedy or other recourse by WOI or MergerSub, or its successors or assigns, against TWI or its shareholders, or their successors and assigns of any nature whatsoever, including, but not limited to breaches of representations, warranties or covenants of this Agreement, other than the General Contingent Amount and other than for fraud, and that the General Contingent Amount shall be the sole remedy and recourse by WOI or MergerSub against TWI or its shareholders.

     10.3 WOI CONTINGENT AMOUNT. The indemnification obligations of WOI shall be limited to and satisfied solely by the issuance by WOI of WOI Common Shares in quantities such that the aggregate Exchange Price of the shares so issued is equal to the aggregate amount of the Damages deemed paid or satisfied thereby; provided that in no event will WOI be required to issue pursuant to this Section 10.3 WOI Common Shares having an aggregate Exchange Price in excess of $2,530,000. Any dispute as to the indemnity obligations of WOI pursuant to this Section 10.3 which cannot be resolved by WOI and the "Stockholder Representative" referred to in General Escrow Agreement (any which resolution will be binding upon WOI and the TWI Stockholders) will be resolved in the manner provided in Section 3.3(c) of the General Escrow Agreement. There shall be no remedy or other recourse by any TWI Stockholder, or of its successors or assigns, against WOI or its shareholders, or their successors and assigns of any nature whatsoever, including, but not limited to breaches of representations, warranties or covenants of this Agreement to be performed by WOI prior to the Effective Time, other than the WOI Contingent Amount and other than for fraud, and the WOI Contingent Amount shall be the sole remedy and recourse by the TWI Stockholders against WOI, MergerSub or their respective shareholders.

ARTICLE 11.    DEFINITIONS.

     11.1 The terms used in this Agreement have the respective meanings specified or referred to in this Article 12:

     "ACQUISITION CONTINGENT AMOUNTS" shall have the meaning set forth in
Section 1.2(b).

     "ACQUISITION ESCROW AGENT" means the "Escrow Agent" referred to in the Acquisition Escrow Agreement.

     "ACQUISITION ESCROW AGREEMENT" shall have the meaning set forth in Section 1.2(h).

     "ACQUISITION PROPOSAL" shall have the meaning set forth in Section 4.4.

     "ACT" means The Communications Act of 1934, as amended.

     "ADJUSTMENT AMOUNT" shall have the meaning set forth in Section 1.2(c).

     "ADJUSTMENT SHARES" shall have the meaning set forth in Section 1.2(c).

     "AFFILIATE" means with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, and any other Person who or which, directly or indirectly, has any equity interest in such Person, is a director, officer or employee of such Person, or a member of the immediate family of any of the foregoing Persons, whether or not living under the same roof with such Person.

     "AGGREGATE INITIAL SHARE AMOUNT" means 3,373,333, as such amount may be proportionately increased to reflect any stock dividend, stock split or other subdivision of the WOI Common Shares which may be effected after the date of this Agreement and prior to the Effective Time, and as such amount may be proportionately decreased to reflect any reverse stock split or other combination of the WOI Common Shares which may be effected after the date of this Agreement and prior to the Effective Time.

     "AMENDED AGREEMENTS" shall have the meaning set forth in Section 1.2(j).

     "AMENDED EMPLOYMENT AGREEMENTS" shall have the meaning set forth in Section 7.15.

     "ANNUAL FCC REPORT" means the reports which a licensee in the MDS service is required to file annually with the FCC pursuant to Section 21.911 of the FCC Rules.

     "APPLICATION" means a pending application by TWI or any Subsidiary of TWI or Institution or other Person to the FCC for a License in any Market.

     "AUTHORIZATION" means any license, permit, authorization, franchise, grant, registration, certificate, consent and waiver awarded to a Person (or which a Person has the right to acquire in any market) by a Governmental Authority which is used, useable or held for use in or in conjunction with or otherwise associated with the provision of wireless cable services.

     "BASE SHARES" shall have the meaning set forth in Section 1.2(c).

     "BONA FIDE SUBSCRIBER" means a customer or subscriber receiving and paying for (either as an individual subscriber or as an "equivalent subscriber") regular monthly basic wireless cable television services of TWI or a Subsidiary of TWI in an Existing Market, who has paid for at least one month of basic service at the normal rate applicable to such customer or subscriber, and whose account receivable for such service does not include any amount overdue (and for which a bill has been or should have been received by such subscriber) for more than a total of 75 days' subscription service, except for (i) customers or subscribers repaying such balances in accordance with a reasonable repayment arrangement with the Company or (ii) institutional customers or subscribers that the Company has reasonably determined are not credit risks. Any inactive subscriber or active subscriber whose accounts receivable balance included any amount overdue in excess of 75 days as of March 31, 1996 who becomes current and (if disconnected) whose service is reconnected prior to Closing will also be considered a Bona Fide Subscriber. For purposes of this definition, the number of "equivalent subscribers" in a given multiple dwelling unit means (i) the number of subscribers in such multiple dwelling unit, times
(ii) the basic bulk rate for such subscribers, divided by (iii) the basic service rate for individual subscribers in the applicable market.

     "BRIDGE LOAN" shall have the meaning set forth in Section 5.12.

     "BTA" shall have the meaning set forth in Section 2.10(c).

     "CERTIFICATES" shall have the meaning set forth in Section 1.2(i).

     "CHANNEL" means a frequency band which may be licensed by the FCC to an eligible Person for the provision of ITFS, MDS or MMDS service in any Market.

     "CHANNEL LEASE" means an agreement pursuant to which the channel capacity licensed or to be licensed under an Authorization has been leased to TWI, WOI or a Subsidiary of TWI or WOI or which TWI or a Subsidiary of TWI otherwise has rights to acquire in any Market.

     "CLOSE" OR "CLOSING" means the consummation of the transactions contemplated in Article 1 hereof as provided for in Section 1.3.

     "CLOSING DATE" means the date on which the Closing shall occur as provided for in Section 1.3.

     "CODE" means the Internal Revenue Code of 1986, as amended.

     "CONSENTS" means the consents (including, without limitation, FCC Consents), approvals, authorizations, and waivers of any public, government, or regulatory body, authority, agency, or unit and any and all consents, approvals, authorizations and waivers from parties to any of the Material Contracts or any other Person that are (i) required for the lawful consummation of this Agreement and/or any other transaction contemplated by this Agreement, or (ii) necessary for WOI and its Subsidiaries to conduct the operations currently conducted by TWI and its Subsidiaries or to consummate the acquisition of the Target Markets and fulfill their other obligations after the Closing.

     "COPYRIGHT ACT" means the Copyright Act of 1976, as amended.

     "COPYRIGHT OFFICE" means the United States Copyright Office of the Library of Congress.

     "COPYRIGHT RULES" means the rules and regulations promulgated by the Copyright Office under authority of the Copyright Act, as set forth in Part 201, Volume 37 of the Code of Federal Regulations.

     "DAMAGES" means all losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, deficiencies, court costs, costs of arbitration or administrative proceedings, attorneys' fees and other reasonable expenses and costs.

     "DGCL" means the Delaware General Corporation Law.

     "EFFECTIVE TIME" shall mean the date and time of the filing of the applicable certificate of merger in the State of Delaware.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "ESTOPPEL CERTIFICATE" shall have the meaning set forth in Section 4.2.

     "EXCHANGE PRICE" means $15.00, as such amount may be proportionately decreased to reflect any stock dividend, stock split or other subdivision of the WOI Common Shares which may be effected after the date of this Agreement and prior to the Effective Time, and as such amount may be proportionately increased to reflect any reverse stock split or other combination of the WOI Common Shares which may be effected after the date of this Agreement and prior to the Effective Time.

     "EXISTING MARKETS" shall mean Jackson, Delta, Gulf Coast, Tupelo, Hattiesburg, Natchez, Meridian, Starkville and Oxford, Mississippi and Demopolis and Tuscaloosa, Alabama.

     "FAA" means the Federal Aviation Administration or any successor agency(ies) with jurisdiction over towers and other antenna structures.

     "FAA RULES" means the rules promulgated by the FAA and applicable to antenna towers and other structures.

     "FCC" means the Federal Communications Commission.

     "FCC CONSENT" shall mean the consent of the FCC to the transfer of control or assignment of any MDS and MMDS License.

     "FCC LICENSE" shall mean an FCC-issued Authorization to construct and/or operate a MDS, MMDS, low power television or ITFS facility, including any special temporary authority.

     "FCC PROCEEDING" means a Proceeding relating to Applications or Licenses.

     "FCC RULES" means the rules and regulations promulgated by the FCC under authority of the Act, as set forth in Volume 47 of the Code of Federal Regulations.

     "FLIPPIN ACQUISITION" means the purchase and sale of assets relating to the Flippin, Tennessee market pursuant to the Flippin Purchase Agreement.

     "FLIPPIN PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated as of November 7, 1995 between TWI and Heartland Wireless Communications, Inc., as such Agreement may be amended or otherwise modified after the date of this Agreement as permitted by this Agreement and prior to the Effective Time or after the Effective Time.

     "GAAP" means generally accepted accounting principles in effect as of the applicable time or the date of any financial statements in the United States of America. The term "generally accepted accounting principles" shall mean accounting principles which are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors as generally accepted accounting principles, and (b) such that a certified public accountant would, insofar as the use of accounting principles is pertinent, be in a position to deliver an unqualified opinion as to financial statements in which such principles have been properly applied.

     "GAAP DEBT" means indebtedness for borrowed money (other than indebtedness to the United States government incurred in connection with the "BTA Auction" referred to in the TWI SEC Filings) on March 31, 1996 which would be properly reportable as such on a consolidated balance sheet for TWI and its Subsidiaries prepared in accordance with GAAP.

     "GADSDEN ACQUISITION" means the purchase and sale of assets relating to the Gadsden, Alabama market pursuant to the Flippin Purchase Agreement.

     "GADSDEN CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "GADSDEN PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated as of February 15, 1996 between TWI and Gadsden Wireless Cable Corporation, Inc., as such Agreement may be amended or otherwise modified after the date of this Agreement as permitted by this Agreement and prior to the Effective Time or after the Effective Time.

     "GENERAL CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "GENERAL ESCROW AGENT" means the "Escrow Agent" referred to in the General Escrow Agreement.

     "GENERAL ESCROW AGREEMENT" shall have the meaning set forth in Section 1.2(h).

     "GENERAL ESCROW PERIOD" means the "Escrow Period," as that term is defined in the General Escrow Agreement.

     "GENERAL ESCROW SHARES" has the meaning set forth in Section 5.11.

     "GOOD CHANNEL" has the meaning set forth in Section 1.2(b).

     "GOVERNMENTAL AUTHORITY" means any federal, state, local, municipal, foreign or other government or any federal, state or local regulatory authority.

     "GRANTED LICENSE" has the meaning set forth in Section 1.2(b).

     "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     "HUNTSVILLE ACQUISITION" means the purchase and sale of assets relating to the Huntsville, Alabama market pursuant to the Huntsville Purchase Agreement.

     "HUNTSVILLE CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "HUNTSVILLE PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated as of February 6, 1996 among TWI, Madison Communications, Inc. and Beasley Communications, Inc., as such Agreement may be amended or otherwise modified after the date of this Agreement and prior to the Effective Time as permitted by this Agreement or after the Effective Time.

     "INSTITUTION" shall mean an accredited institution or a governmental organization engaged in the formal education of enrolled students, or a non-profit organization whose purposes are educational, which is a qualified applicant for any Channel and has entered into a Channel Lease.

     "IRS" means the Internal Revenue Service.

     "ITFS" means Instructional Television Fixed Service.

     "JACKSON ACQUISITION" means the purchase and sale of assets relating to the Jackson, Tennessee market pursuant to the Jackson Purchase Agreement.

     "JACKSON CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "JACKSON PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated February 7, 1996 between TWI and SkyView Wireless Cable, Inc., as such Agreement may be amended or otherwise modified after the date of this Agreement as permitted by this Agreement and prior to the Effective Time or after the Effective Time.

     "JOINT VENTURE" means a joint venture, partnership, limited liability company or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any corporate Subsidiary of any Person be considered a Joint Venture to which such Person is a party.

     "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign or other law, statute, legislation, act, constitution, ordinance, code, treaty, rule, regulation or FCC guideline applicable to or against TWI or any Subsidiary of TWI, or to which TWI will become subject upon the acquisition of any Target Market or Other Market.

     "LIABILITIES" means damages, obligations, claims, demands, judgments or settlements of any nature or kind, known or unknown, fixed, accrued, absolute or contingent, liquidated or unliquidated, including all costs and expenses (legal, accounting or otherwise).

     "LICENSES" means all FCC licenses, conditional licenses, construction permits, authorizations and approvals which are required to transmit commercial programming, educational programming or any other use currently authorized by any legal requirement.

     "LIENS" means any lien, pledge, hypothecation, charge, mortgage, deed of trust, security interest or encumbrance against any assets or properties of any Person or any of its Subsidiaries (or assets or properties that any Person or any of its Subsidiaries has rights to acquire).

     "MARKETS" means the Existing Markets and Target Markets, or any of them.

     "MARKET DELIVERY CONTINGENT SHARES" shall have the meaning set forth in Section 1.2(b).

     "MARKET DELIVERY ESCROW AGENT" shall have the meaning set forth in Section 1.2(h).

     "MARKET DELIVERY ESCROW AGREEMENT" shall have the meaning set forth in
Section 1.2(h).

     "MARKET DELIVERY REQUIREMENT" shall have the meaning set forth in Section 1.2(b).

     "MATERIAL ADVERSE EFFECT" with respect to any Person means any event or circumstance which results in or is reasonably likely to result in a material adverse change in (i) the financial condition, business, operations or properties of such person and its Subsidiaries, taken as a whole, other than general economic change over which neither such person nor any Subsidiary of such person has control; (ii) the ability of such person or any Subsidiary of such person prior to the Effective Time to perform its obligations under this Agreement, or (iii) the validity or enforceability of this Agreement.

     "MATERIAL CONTRACTS" shall mean the Target Market Existing Agreements, the "EdNet Agreement" referred to in the TWI SEC Filings, and any agreement the termination of which prior to the end of its stated term, or the breach or default under which by any person, could reasonably be expected to have a Material Adverse Effect on TWI.

     "MDS" shall mean a Multipoint Distribution Service, including (unless otherwise specified) the former Operational Fixed Service ("OFS") H-channels.

     "MEMPHIS ACQUISITION" means the purchase and sale of assets relating to the Memphis, Tennessee market pursuant to the Memphis Purchase Agreement.

     "MEMPHIS CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "MEMPHIS PURCHASE AGREEMENT" means the Purchase and Sale Agreement dated as of November 7, 1995 between TWI and American Wireless Systems, Inc., as such Agreement may be amended or otherwise modified after the date of this Agreement as permitted by this Agreement and prior to the Effective Time or after the Effective Time.

     "MERGER" means the merger described in the recitals.

     "MERGER SHARES" shall have the meaning set forth in Section 1.2(c).

     "MMDS" means the Multichannel Multipoint Distribution Service.

     "NET GAAP DEBT" means (i) GAAP Debt minus (ii) cash of TWI and its Subsidiaries as of March 31, 1996 on a consolidated basis in accordance with GAAP.

     "NON-CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "ORDER" means any order, judgment, injunction, or FCC ruling issued, made, entered or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator as to which a person or any Subsidiary of such person is a party or will become a party upon this consummation of any acquisition in a Target Market or Other Market.

     "OTHER MARKETS" shall mean Chattanooga, Tennessee; Hot Springs, Arkansas; Lawrenceburg, Tennessee; and Jacksonville, North Carolina.

     "OUTSTANDING TWI SHARES" shall have the meaning set forth in Section
1.2(d).

     "OWNED MARKET" means each Existing Market (other than Tuscaloosa, Alabama) and (a) Flippin, Tennessee, if the Flippin Acquisition is consummated prior to the Effective Time, (b) Gadsden, Alabama, if the Gadsden Acquisition is consummated prior to the Effective Time, (c) Huntsville, Alabama, if the Huntsville Acquisition is consummated prior to the Effective Time, (d) Jackson, Tennessee, if the Jackson Acquisition is consummated prior to the Effective Time, and (e) Memphis, Tennessee, if the Memphis Acquisition is consummated prior to the Effective Time.

     "PBGC" shall have the meaning set forth in Section 2.6.

     "PERMITTED NET GAAP DEBT" means $10,050,000.

     "PERSON" OR "PERSON" means any individual, corporation, partnership, joint venture, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm, company or other enterprise, association, organization or other entity or Governmental Authority.

     "PER-SHARE PORTION" for any Outstanding TWI Share means 1.0 divided by the number of Outstanding TWI Shares.

     "PRIOR OFFERING EXPENSES" means all costs and expenses of TWI paid or accrued through the date hereof associated with the preparation of the TWI SEC Filings and the proposed sale of securities of TWI to be registered thereunder, other than accounting and engineering costs.

     "PROCEEDING" means any suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding or FCC Proceeding).

     "PROXY STATEMENT" shall have the meaning set forth in Section 5.1.

     "REQUIRED CONSENTS" means, with respect to each Wireless Cable Television System, Consents with respect to twelve (12) authorized Channels in the applicable Market.

     "SEC" means the United States Securities and Exchange Commission.

     "SECURITIES ACT" means the Securities Act of 1933, as amended.

     "SEVERANCE OBLIGATIONS" shall have the meaning set forth in Section 2.9.

     "SITE" means a wireless cable television site with respect to which TWI is operating or has rights to acquire a Wireless Cable Business and transmitting programming to subscribers in connection therewith.

     "SPECIFIED ACQUISITIONS" means the Flippin Acquisition, the Gadsden Acquisition, the Huntsville Acquisition, the Jackson Acquisition and the Memphis Acquisition.

     "SITE LEASE" shall mean an agreement for the lease of real estate or tower space permitting the construction of a transmitter on a Site.

     "SITE OPTION" shall mean an option or right to obtain a Site Lease.

     "SPECIFIED MARKETS" shall mean Flippin, Tennessee, Memphis, Tennessee, Huntsville, Alabama, Jackson, Tennessee and Gadsden, Alabama.

     "STIPULATED CONSENT AMOUNT" for any Adjustment Channel means the product of
(a) a fraction, the numerator of which is one and the denominator of which is the number of "Channels" set forth for the Market to which such Adjustment Channel relates on the attached Schedule A, multiplied by (b) $43.00, and further multiplied by (c) the number of "LOS Households" set forth for such Market on the attached Schedule A.

     "STOCKHOLDER LETTER" shall have the meaning set forth in Section 1.2(i).

     "SUBSIDIARY" of any person means any other person, of which a majority of the capital stock or other equity interests is owned directly or indirectly by such first person.

     "SURVIVING CORPORATION" shall have the meaning set forth in Section 1.1.

     "TARGET MARKETS" means the Specified Markets and the Other Markets.

     "TARGET MARKET EXISTING AGREEMENTS" shall mean the agreements between TWI, as purchaser, and the owners of the Wireless Cable Television Systems (or of the capital stock of such owners) in the Target Markets, as described in the TWI SEC Filings, copies of which agreements are appended hereto, as the same may be amended or otherwise modified in accordance with this Agreement.

     "TWI BTA WAIVER" shall have the meaning set forth in Section 7.3.

     "TWI CHANNEL LEASE" means any Channel Lease under which TWI or any of its Subsidiaries is the lessee or which TWI or any of its Subsidiaries has the right to acquire.

     "TWI COMMON SHARES" shall mean all of the issued and outstanding capital stock of TWI immediately before the Merger.

     "TWI EMPLOYEES" shall have the meaning set forth in Section 2.6(a).

     "TWI LESSOR" shall have the meaning set forth in Section 2.10(a).

     "TWI PLAN" shall have the meaning set forth in Section 2.6(a).

     "TWI LESSOR APPLICATION" shall have the meaning set forth in Section
2.10(b).

     "TWI PREFERRED SHARES" shall have the meaning set forth in Section 2.3.

     "TWI PREFERRED STOCK" shall have the meaning set forth in Section 2.3.

     "TWI REPRESENTATIVES" shall have the meaning set forth in Section 4.4.

     "TWI SEC FILINGS" means Form S-1 Registration Statements (File Nos. 333-1282 and 333-01284) filed with the SEC on April 11, 1996.

     "TWI STOCK OPTION PLANS" shall have the meaning set forth in Section 5.3.

     "TWI STOCKHOLDERS" shall have the meaning set forth in Section 7.11.

     "VCI" shall have the meaning set forth in Section 5.13.

     "VCI WOI SHARES" shall have the meaning set forth in Section 5.13.

     "WIRELESS CABLE BUSINESS" means the business of transmitting programming to subscribers through the use of MMDS, MDS or ITFS channels.

     "WIRELESS CABLE TELEVISION SYSTEMS" means all wireless cable television systems or prospective wireless cable television systems, whether or not operational or constructed, and all assets relating thereto relative to the Markets.

     "WOI" shall have the meaning set forth in the Recitals.

     "WOI BONDHOLDER CONSENT" shall have the meaning set forth in Section 7.6.

     "WOI CHANNEL LEASE" means any Channel Lease under which WOI or any of its Subsidiaries is the lessee or which WOI or any of its Subsidiaries has the right to acquire.

     "WOI COMMON SHARES" means shares of common stock, $.01 par value per share, WOI.

     "WOI CONTINGENT AMOUNT" shall have the meaning set forth in Section 1.2(b).

     "WOI EMPLOYEE" shall have the meaning set forth in Section 3.7(a).

     "WOI LESSOR" shall have the meaning set forth in Section 3.5(a).

     "WOI LESSOR APPLICATION" shall have the meaning set forth in Section
3.5(b).

     "WOI MARKET PRICE" for any day means the average of the closing prices for WOI shares as reported on the NASDAQ NMS on the 20 trading days prior to such day. If WOI Common Shares do not trade on any trading day during such 20-trading-day-period, the closing price for such day will be deemed to be the closing price on the trading day preceding such trading day.

     "WOI PLAN" shall have the meaning set forth in Section 3.7(a).

     "WOI SEC FILINGS" shall have the meaning set forth in Section 4.7.

     "WOI STOCKHOLDERS MEETING" shall have the meaning set forth in Section 5.1.

      11.2 DEFINED TERMS. In this Agreement, all definitions shall be equally applicable to both the singular and the plural forms.

ARTICLE 12.   MISCELLANEOUS.

      12.1 EXPENSES OF THE TRANSACTION. Each of TWI, WOI and MergerSub agrees to pay its own fees and expenses in connection with this Agreement and the transactions hereby contemplated.

      12.2 FURTHER ASSURANCES. Each of TWI, WOI and MergerSub agrees that it will, at any time and from time to time after the Closing Date, upon the request of the other party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required from time to time in order to effectuate the provisions and purposes of this Agreement.

      12.3 NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered
(a) when delivered personally or by private courier, (b) when actually delivered by registered United States mail, return receipt requested, or (c) when sent by telecopy (provided, however, that, it is telephonically or electronically confirmed), addressed as follows:

     If to WOI, to:

          11301 Industriplex Boulevard
          Suite 4
          Baton Rouge, LA  70809-5400
          Attention:    Hans J. Sternberg
                        Sean Reilly
          Telecopy:     (504) 293-5400

     With copy (which copy will not constitute notice to WOI) to:

          John Kuehn, Esq.
          Kirkland & Ellis
          153 E. 53rd Street
          New York, New York  10022
          Telecopy:     (212) 446-4900

     If to TWI, to:

          181 Kroger Drive
          Suite H
          Jackson, MS 39218
          Attention:  Henry M. Burkhalter
          Telecopy:     (601) 936-1517

     With copy (which copy will not constitute notice to TWI) to:

          Samuel A. Fishman
          Latham & Watkins
          885 Third Avenue
          Suite 1000
          New York, New York  10022
          Telecopy:     (212) 751-4864

or such other address as such party may indicate by a notice delivered to the other parties hereto in the manner herein provided.

      12.4 NO MODIFICATION EXCEPT IN WRITING. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

      12.5 ENTIRE AGREEMENT. This Agreement, together with the Schedules and Exhibits hereto, sets forth the entire agreement and understanding among the parties as to the subject matter hereof. The execution and delivery of this Agreement shall have no effect on the confidentiality agreements executed as of April 19, 1996, among WOI, TWI and Heartland Wireless Communications, Inc.

      12.6 SEVERABILITY. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      12.7 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties. Any purported assignment contrary to the terms of this Agreement shall be void.

      12.8 CHOICE OF LAW. This Agreement shall be deemed to have been made in, and shall be construed in accordance with the laws of the State of Delaware, and its validity, construction, interpretation and legal effect shall be governed by the laws of the State of Delaware applicable to contracts entered into and performed entirely therein.

      12.9 CAPTIONS; CONSTRUCTION. The captions appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. All uses of the term

"including" shall be construed as descriptive and not a limitation of the item described. All words used herein shall be construed to be of such gender as the circumstances require.

     12.10 SPECIFIC PERFORMANCE. In the event of a breach of any obligations under this Agreement, each party hereto, in addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The parties hereto agree that monetary damages would not be adequate compensation for any loss incurred by reason of a breach of any of the provisions of this Agreement.

     12.11 SCHEDULES AND EXHIBITS. The Schedules and Exhibits referred to herein attached hereto are hereby made a part of this Agreement.

     12.12 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original. This Agreement may also be executed by facsimile signature.



                          [SIGNATURE PAGE(S) FOLLOWS]

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                              TWI:

                              TRUVISION WIRELESS, INC.



                              By:
                                  ----------------------------------------------
                              Name:
                                    --------------------------------------------
                              Title:
                                     -------------------------------------------



                              WOI:

                              WIRELESS ONE, INC.


                              By:
                                  ----------------------------------------------
                              Name:
                                    --------------------------------------------
                              Title:
                                     -------------------------------------------



                              MERGERSUB:

                              WIRELESS ONE MERGERSUB, INC.



                              By:
                                  ----------------------------------------------
                              Name:
                                    --------------------------------------------
                              Title:
                                     -------------------------------------------

                                                                      SCHEDULE A
                                                                      ----------

Market             Channels  LOS Households
- ------             --------  --------------
Jackson, MS              32         179,000

Delta, MS                32          92,800

Gulf Coast, MS           32         121,700

Tupelo, MS               32          90,600

Hattiesburg, MS          32          88,800

Natchez, MS              32          60,000

Meridian, MS             32          44,800

Starkville, MS           32          65,200

Oxford, MS               32          53,600

Memphis, TN              33         381,200

Huntsville, AL           32         181,900

Jackson, TN              32          96,500

Flippin, TN              32          41,300

Demopolis, AL            32          15,600

Gadsden, AL              32         133,300